EXHIBIT 21.1

SUBSIDIARIES OF THE QUIGLEY CORPORATION

State or other
Jurisdiction of
Subsidiaries	Incorporation
Quigley Pharma Inc.	Delaware
Quigley Manufacturing Inc.	Delaware

The above subsidiaries are included in the consolidated financial statements for the year ended December 31, 2009.